Exhibit 10.1

Regional Distribution Contract

Party A:	Contract number:
Party B:	Signing place:

Based on the principle of mutual promotion, mutual benefit and development, both parties will actively explore the market sales of the products produced by Party A, with intensive discussions, this agreements is hereby reached for mutual compliance and implementation.

1. Party B’s distribution area: the city where Party B is located.

2. Period: year/month/day --- year/month/day

3. Distribution of products: Party A must comply with food-related regulations in producing, the accident will be borne by Party A in regard of production operation.

4. Payment: In principle, all payment shall go through bank wire, unless other specified in case of cash payment which needs to be authorized by the person in charge of the marketing party.

5. Delivery and inspection

1). Party B must notify Party A in advance for products orders with order forms, and Parties A shall give priority to the deliver as soon as possible.

2). For the logistic of goods, Party A shall be responsible to transport to the station/warehouse where the Party B is located, and its related costs. Party B shall be responsible for the delivery after products has been stored in local warehouse, and all related logistic costs thereafter, (including the storage cost and related expenses incurred due to delay in dispatching).

3). After inspection of Party A’sproducts, Party B shall sign on the list of parcel/shipping orders, if there is any discrepancies, Party B shall present within 3 working days, otherwise Party A shall not bear the relevant expenses or loss.

6. Settlement method: Party B shall make payment according to Party A’s delivery batch, and the payment shall be settled within 6 months.

7. Return

Any return of our goods is not acceptable. Party B can require Party A to exchange products only if they are they are damaged in transportation.

8. Party B shall provide a copy of the following valid documents with official seals, and guarantee all documents are true and valid:

1). A.Business license B. Tax registration C. Food Transportation Permit D. Copy of legal person ID card E. If Party B uses the seal to check and accept the products, a Sample Seal Card shall be provided; or Sample Seal Cards of other representatives who is authorized to sign on cargo receipt;

2). Party B shall, by all efforts, expand channels and set up outlets and other marketing methods to promote Party A’s products in its distribution area, and often inform Party A about product sales status, consumer response, and information of competitors. Party A retain its right to terminate this contract if Party B is not able to reach sales targets due to poor operation or insufficient funds support, etc., within six months, or other serious violation of this agreement.

3). Party B shall implement Party A’s designated market strategy and price regulations.

4). Party B shall not promote with deep discount out of agreed ranges, or sell cross regions without consent, or other actions which severally defile the brand image. Otherwise, Party A has the right to stop the supply and retain its cause civilly. Party B shall accept Party A’s consultation and suggestion on the sales prices and inventory levels and its reconcile. Under no circumstance that Party B may rebate employee of Party A’s personnel.

9. Party A’s responsibilities and obligations

1). In order to cooperate Party B’s business, Party A shall provide related supporting documents and photocopies of its products, such as the the main ‘Three Certificates’.

2). During the term of this contract, Party A guarantees its sole regional channel and in-time new products launching priority.

3). Party A shall inform its recent development in new products or new packaging specifications from time to time.

4). During the term of this contract, Party B’s reasonable ordering requirements shall be satisfied despite Force Majeure.

5). Party A is responsible for all quality issues of products and bear all penalty or related expenses and losses due to quality issues and Party B may also claim return or replace products. If the quality problems caused by improper transportation, storage and maintenance, Party B is not eligible to claim for its loss from Party A.

6). Party A is obliged to conduct business guidance for Party B in carrying out sales activities.

10. Termination: Termination the agreement, under no breach of contract during the period of the agreement, shall be in written forms by both parties. However, regardless of the reasons for termination of the agreement, both parties are responsible for settlements and reconcile in closing this contract.

11. Supplementary agreements shall be concluded by further discussion. This agreement is effective after it is signed and sealed by the representatives of both parties. A renew could be reached 60 days before the expiration of the agreement.

12. Disputes shall be settled by discussions of both parties firstly; and contract is governed by the court in the city where Party A is located for litigation jurisdiction.

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13. Two copies shall be applied for each party to keep one version, effective after signature and official seal.

14. Other Issues: n/a

Party A:	Party B:
Address:	Address:
A legal representative or	legal representative
Authorized representative	Authorized representative:
Date of signing:	Date of signing:

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